Exhibit 99.2

Intellect Neurosciences, Inc. and CHDI, Inc. Enter Into Compound Testing Agreement to Evaluate OXIGON(TM) as a Potential Treatment for Huntington Disease

Thursday September 20, 7:45 am ET

Agreement demonstrates broad potential use of Intellect's clinical candidate

NEW YORK, Sept. 20 /PRNewswire-FirstCall/ — Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS - News), a biopharmaceutical company focused on the development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and related disorders, and CHDI, Inc., a non-profit organization pursuing the discovery and development of drugs to prevent or slow the progression of Huntington disease (HD), announced today that they have entered into an agreement under which CHDI will assess Intellect's OXIGON(TM) as a potential therapy for Huntington disease. CHDI has access to a variety of relevant research tools, including in vitro and in vivo assays and animal models. Intellect has completed Phase I clinical trials for OXIGON(TM) in elderly healthy volunteers.
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Dr. Daniel Chain, CEO and Chairman of Intellect, commented: "We are pleased that CHDI is evaluating whether OXIGON's method of action might extend to Huntington disease. OXIGON(TM) is planned to enter Phase II clinical trials in Alzheimer's patients in 2008. The data generated in the CHDI study could support proceeding with clinical trials in HD patients as well."

"We are intrigued by the properties of this compound, which has demonstrated neuroprotective effects in various animal models," said Robert Pacifici, CHDI's Chief Scientific Officer. "We are pleased to work with the Intellect team to evaluate the usefulness of OXIGON(TM) to treat HD."

About OXIGON(TM)

Intellect's lead drug candidate, OXIGON(TM), is a chemically synthesized form of a naturally occurring molecule that has unique neuroprotectant and antioxidant properties. OXIGON(TM) has been demonstrated to protect the brain from many potent neurotoxins in animals and also to block the formation of toxic aggregates that result from abnormal folding of proteins such as beta amyloid that accumulates in the brain of Alzheimer's patients and potentially other abnormal proteins such as those found in Huntington's disease. Preclinical studies using transgenic mouse models have provided evidence that OXIGON(TM) has the potential to reduce brain amyloid burden and improve cognition in Alzheimer's disease.

Intellect is the exclusive licensee of patents related to the use of OXIGON(TM), which are owned jointly by New York University and the University of South Alabama Research Foundation. Patents have been granted in Europe, the United States and several other countries.

About Huntington Disease

Huntington disease is a familial disease, passed from parent to child through a mutation in a gene. Each child of a HD parent has a 50-50 chance of inheriting the HD gene which causes programmed degeneration of brain cells and results in emotional disturbance, loss of intellectual faculties and uncontrolled movements. Most people with HD develop the symptoms at midlife but in some people onset occurs in infancy or old age. The average survival time after onset is approximately fifteen to twenty years. It is estimated that about one in every 10,000 persons has the HD gene. At this time, there is no way to stop or reverse the course of Huntington disease.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. Intellect has recently completed Phase I clinical trials for OXIGON(TM), a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer's disease and other disorders. Also, the Company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer's disease.

For additional information, please visit http://www.intellectns.com

About CHDI, Inc.

CHDI, Inc. is a non-profit organization pursuing a biotech approach to rapidly discover and develop drugs that prevent or slow Huntington disease. Through collaborations with academic and industrial partners, CHDI, Inc. participates in all aspects of drug discovery and development from discovery research through clinical development. For more information about CHDI, Inc. and its collaborative programs please see www.chdi-inc.org.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza, J.D., C.P.A.
President & Chief Financial Officer
Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300